Exhibit 5.1

October 23, 2006

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, NJ 07438

Ladies and Gentlemen:

We have acted as counsel to Lakeland Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with its registration statement on Form S-3 (Registration No. 333-137835) (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering by the Company of up to an aggregate public offering price of $57,500,000 of the Company’s shares (the “Shares”) of common stock, no par value (the “Common Stock”) (and associated stock purchase rights), including shares of Common Stock (and associated stock purchase rights) subject to an option granted to the underwriter solely to cover over-allotments.

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares (and associated stock purchase rights). We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

We have assumed (i) the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document, (ii) that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied and (iii) that the Pricing Committee of the Company’s Board of Directors has approved the specific terms and provisions of the underwriting agreement (the “Underwriting Agreement”) with the underwriter pertaining to the sale of the Shares (and associated stock purchase rights), and that the Underwriting Agreement has been duly executed and delivered by the Company and the underwriter.

On the basis of such examination, we are of the opinion that the Shares (and associated stock purchase rights) have been duly authorized and, when the Registration Statement has become effective under the Act and the Shares (and associated stock purchase rights) have been issued and sold as contemplated in such Registration Statement and in accordance with the Underwriting Agreement, the Shares (and associated stock purchase rights) will be validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States and the provisions of the New Jersey Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC

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